Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

	Media contact:	Jim Fitzwater - 215.299.6633
	Investor relations contact:	Brennen Arndt - 215.299.6266

FMC Corporation's Board Declares Stock Split, Announces
Quarterly Dividend

PHILADELPHIA, April 24, 2012 - FMC Corporation (NYSE:FMC) announced today its Board of Directors declared a two-for-one split of its common stock to be effected in the form of a distribution payable on May 24, 2012, to shareholders of record of its common stock as of the close of business on May 11, 2012. Trading in the common stock will begin on a post-split adjusted basis on May 25, 2012.

The Board's action followed the approval by FMC stockholders at today's Annual Meeting of an amendment to FMC's certificate of incorporation to increase the number of authorized shares.

In addition, the Board of Directors declared a regular quarterly dividend of 9 cents per share (after giving effect to the stock split) payable on July 19, 2012, to shareholders of record at the close of business on June 29, 2012.

About FMC Corporation

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2011, FMC had annual sales of approximately $3.4 billion. The company employs approximately 5,000 people throughout the world, and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2011 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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